Exhibit 10.46
SUPPLY AGREEMENT
by and between
AURINIA PHARMACEUTICALS INC.
and
OTSUKA PHARMACEUTICAL CO., LTD.

AUGUST 1, 2022

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Commercial Supply Agreement
This Commercial Supply Agreement (this “Agreement”) is entered into as of August 1, 2022 (the “Effective Date”), by and between Aurinia Pharmaceuticals Inc., a corporation organized and existing under the laws of Alberta, having an address at 1203-4464 Markham Street, Victoria, BC V8Z 7X8 Canada (“Aurinia”) and Otsuka Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of Japan, having an address at 2-9, Kanda Tsukasa-machi, Chiyoda-ku, Tokyo 101-8535, Japan (“Otsuka”). Aurinia and Otsuka may be referred to herein individually as a “Party” or collectively as the “Parties.”
RECITALS
Whereas, Otsuka and Aurinia have established a collaboration to Develop, Manufacture, Commercialize and conduct Medical Affairs for Products on the terms and conditions set forth in the Collaboration and License Agreement between the Parties entered into as of December 17, 2020 (the “Collaboration Agreement”); and
Whereas, pursuant to the Collaboration Agreement, Aurinia will Manufacture and supply, itself or through a CMO in compliance with all Applicable Laws, including cGMP, all Clinical Samples, Compound and Products for use in the Development and Commercialization of Products in the Otsuka Territory under one or more supply agreements, including this Commercial Supply Agreement;
AGREEMENT
Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Aurinia and Otsuka hereby agree as follows:
Article 1 Interpretation
1.1    Commercial Supply under Collaboration Agreement
1.1.1    Otsuka and Aurinia are entering into this Agreement pursuant to the terms of the Collaboration Agreement, Section 7.2. Except as expressly stipulated in this Agreement, nothing in this Agreement is intended to modify the Collaboration Agreement.
1.1.2    Notwithstanding any term of the Collaboration Agreement, Aurinia’s sole obligation to Manufacture the Semi-Finished Product or Bulk Product for the Commercialization of the Product by Otsuka shall be as set out in this Agreement. Without limiting the generality of the foregoing, after the execution of this Agreement and the related commercial Quality Agreement(s), the Parties’ sole obligations with respect to Manufacture and supply of Product shall be as set out in this Agreement and the commercial Quality Agreement and, once executed, Article 7 (excluding Section 7.7) of the Collaboration Agreement is hereby superseded and replaced by the terms of this Agreement except with respect to the Parties’ obligations with respect to the supply of and payment for Semi-Finished Product and Clinical Samples to Otsuka or its Affiliates for Development in the Otsuka Territory.
1.2    Priority
In the event and to the extent that any provision set out herein contradicts any provision contained in the Collaboration Agreement, the provision of this Agreement shall prevail to the extent of such inconsistency. In the event of a conflict between the provisions of this Agreement and the Quality Agreement solely with respect to quality practice activities outlined in the Quality Agreement, the provisions of the Quality Agreement shall prevail. Otherwise, including with respect to the allocation of

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

risk, intellectual property rights, liability and financial responsibility, the provisions of this Agreement and the Collaboration Agreement shall prevail over the provisions of the Quality Agreement.
1.3    Collaboration Agreement Definitions
Unless otherwise expressly defined in this Agreement, terms with an initial capital letter shall have the meaning set out therefore in the Collaboration Agreement.
1.4    Local Definitions
Whenever used in this Agreement with an initial capital letter, the terms set out below shall have the meanings specified herein:
1.4.1    “Best Efforts” means the efforts that a prudent, law-abiding person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.
1.4.2    “Binding Period” has the meaning set out in Section 3.7.
1.4.3    “Blister” means placement of Bulk Product in blister packs and all Manufacturing activities associated with same. The term “Blistering” has a correlative meaning.
1.4.4    “Blistering Supply Agreement” means, as of the Effective Date, the CMO Agreement(s) with PCI (as same may be amended, supplemented, renewed or restated, including as contemplated in Section 8.6.1) or any replacement, additional or new agreement for the Blistering of Bulk Product to make Semi-Finished Product, including as contemplated in Section 8.6.1.
1.4.5    “Bulk Product” means, unless otherwise agreed between the Parties, Encapsulated Compound in bulk ready for shipment for Blistering. “Bulk Product” includes “Product” as defined in the Encapsulation Supply Agreement.
1.4.6    “Calendar Month” means each month of the Gregorian calendar.
1.4.7    “Capital Program Fee” shall have the meaning set out in the Monoplant Agreement.
1.4.8    “Catalent” means Catalent Pharma Solutions, LLC, and its Affiliates as identified or authorized by the Encapsulation Supply Agreement in effect as of the Effective Date.
1.4.9    “Client-supplied Material” shall have the meaning set out in the applicable CMO Agreement.
1.4.10    “CMO” means a Third Party contract manufacturer for the supply of Compound, Bulk Product or Semi-Finished Product or any component thereof for the Otsuka Territory.
1.4.11    “CMO Agreement(s)” means the Compound Supply Agreement(s), the Blistering Supply Agreement(s) and the Encapsulation Supply Agreement(s).
1.4.12    “Commercially Reasonable Efforts” shall have the meaning set out therefore in the Collaboration Agreement, subject to Section 8.8.
1.4.13    “Compound” means Voclosporin or VCS having the chemical structure set forth in Exhibit 1.45 of the Collaboration Agreement. “Compound” includes “Final Product” as defined in the Compound Supply Agreements.
1.4.14    “Compound Production Schedule” has the meaning set out in Section 3.1.3.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.4.15    “Compound Supply Agreement” means, as of the Effective Date, the CMO Agreements with Lonza set out on Exhibit 1.37 of the Collaboration Agreement, including the Monoplant Agreement, (as same may be amended, supplemented, renewed or restated, including as contemplated in Section 8.6) or any replacement, additional or new agreement for the supply of Compound, including as contemplated in Section 8.6.1.
1.4.16    “Encapsulate” means formulate Compound and encapsulate same in gelcaps and all Manufacturing activities associated with same. The terms “Encapsulation”, “Encapsulated” and “Encapsulating” have correlative meanings.
1.4.17    “Encapsulation Supply Agreement” means, as of the Effective Date, the CMO Agreements with Catalent and its Affiliates set out on Exhibit 1.37 of the Collaboration Agreement (as same may be amended, supplemented, renewed or restated, including as contemplated in Section 8.6) or any replacement, additional or new agreement for the Encapsulation of Product, including as contemplated in Section 8.6.
1.4.18    “Facility” has the meaning set out in the Monoplant Agreement.
1.4.19    “Finished Product” means Bulk Product or Semi-Finished Product supplied to Otsuka under this Agreement and further Packaged by or on behalf of Otsuka which is released and ready for distribution and sale by or on behalf of Otsuka.
1.4.20    “Fixed Facility Fee” shall have the meaning set out in the Monoplant Agreement.
1.4.21    “Long Term Production Forecast” has the meaning set out in Section 3.2.
1.4.22    “Lonza” means Lonza Ltd and its Affiliates as identified or authorized by the Monoplant Agreement.
1.4.23    “Manufacturing and Supply Subcommittee” means the Manufacturing and Supply Subcommittee established by the JCC to review and discuss matters pertaining to the Manufacture and supply of Bulk Product and Semi-Finished Product for the Otsuka Territory as set out in Section 8.2.
1.4.24    “Material Failure to Supply” means, other than due to an event for which Aurinia or its CMO(s) claim the benefit of the Force Majeure provisions hereof or of a CMO Agreement, Otsuka giving written notice to Aurinia that, for each of any [redacted] commencing after the [redacted], Aurinia has failed or in the event it is evident that Aurinia will fail to supply at least [redacted] of the combined total of Bulk Product and Semi-Finished Product to be supplied in accordance with the terms of this Agreement and the Purchase Orders and following written notice of such failures from Otsuka within [redacted] of such failures, Aurinia fails to cure such failures within [redacted] of such written notice, except where such failure would not have occurred but for the breach of this Agreement or Applicable Law, negligence or willful misconduct of Otsuka.
1.4.25    [redacted].
1.4.26    “New CMO Agreement” has the meaning set out in Section 8.6.1.
1.4.27    “PCI” means Packaging Coordinators, LLC and its Affiliates as identified or authorized by the CMO Agreements with PCI set out on Exhibit 1.37 of the Collaboration Agreement.
1.4.28    “Product” means Bulk Product or Semi-Finished Product; and includes by amendment of this Agreement any other oral product presentations of Compound that may be developed (e.g., tablets).
1.4.29    “Project Manager” has the meaning set out in Section 8.1.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

1.4.30    “Prompt” or “Promptly” means within a reasonable time in light of all the circumstances.
1.4.31    “Purchase Order” has the meaning set forth in Section 4.1.
1.4.32    “Ramp-Up Period” means the period commencing on the Effective Date and ending [redacted] following Operational Qualification of the Facility in accordance with the terms of the [redacted].
1.4.33    “Rolling Forecast” has the meaning set out in Section 3.3.
1.4.34    “Semi-Finished Product” means, unless otherwise agreed between the Parties, Blistered Bulk Product ready for shipment for secondary Packaging. “Semi-Finished Product” includes “Packaged Product” as defined in the Blistering Supply Agreement.
1.4.35    “Specifications”, in respect of Bulk Product or Semi-Finished Product, means the specifications as of the Effective Date in Exhibit 1.4.35, as same are amended under the CMO Agreements as required or permitted pursuant to this Agreement.
1.4.36    “Stock Keeping Unit” or “SKU” means a unique stock keeping unit of Product to identify products that have the same distinguishing characteristics as may be agreed between the Parties from time to time. As of the Effective Date, the Parties agree that there are three SKUs, one for each of: Bulk Product for Europe; Bulk Product for making Semi-Finished Product for Japan; and Semi-Finished Product for Japan.
1.4.37    “Year 1 Forecast” has the meaning set out in Section 3.3.1.3.
1.4.38    “Year 2 Forecast” has the meaning set out in Section 3.3.1.2
1.4.39    “Year 3 Forecast” has the meaning set out in Section 3.3.1.1.
1.5    Applicable Terms of the Collaboration Agreement
The following terms of the Collaboration Agreement: Article 9 (Payment, Records and Audit) (excluding 9.2, Exchange Rate), Section 11.5 (Disclaimer), Article 12 (Indemnification), Article 13 (Confidentiality), Section 14.7 (Confidential Information), Article 15 (Dispute Resolution), and Article 16 (General) constitute part of this Agreement as if set forth herein.
Article 2 Manufacture and Supply
2.1    General
Subject to the terms of this Agreement and the Quality Agreement(s),
2.1.1    Aurinia will Manufacture and supply, itself or through a CMO in compliance with all Applicable Laws, including cGMP: all Bulk Product; and Semi-Finished Product as specified by Otsuka in accordance with this Agreement; for use in the Commercialization of Products in the Otsuka Territory.
2.1.2    Subject to the terms of this Agreement especially Article 8, Aurinia may, in its sole and absolute discretion, make decisions and incur costs regarding the Manufacture (excluding Packaging by Otsuka as contemplated hereby) of Product for the Otsuka Territory and the Parties shall share such costs on the terms set out in this Agreement.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.2    Commitment to Supply
Aurinia will supply to Otsuka or its Affiliates for Commercialization in the Otsuka Territory either Bulk Product or Semi-Finished Product, in each case as specified by Otsuka from time to time in accordance with the terms of this Agreement and the Purchase Orders.
2.3    Commitment to Purchase
Subject to the terms and conditions of this Agreement, Section 7.7 of the Collaboration Agreement and any Clinical Supply Agreement:
2.3.1    Otsuka shall purchase 100% of its demand for Product, including Compound, Bulk Product, and, subject to Section 2.3.2.1, Semi-Finished Product, exclusively from Aurinia; and
2.3.2    Otsuka shall not directly or indirectly acquire or use Compound, Bulk Product, Semi-Finished Product or Finished Product except as follows:
.1    Bulk Product purchased from Aurinia shall be Packaged by or on behalf of Otsuka into Semi-Finished and Finished Product; and
.2    Semi-Finished Product purchased from Aurinia or Packaged from Bulk Product as contemplated in Section 2.3.2.1 shall be Packaged by or on behalf of Otsuka into Finished Product;
for Commercialization of Finished Product in the Otsuka Territory in accordance with terms of the Collaboration Agreement.
2.4    Commitment to Use CMOs
Neither Aurinia nor any of its Affiliates will have the right to do any one of the following:
2.4.1    Manufacture Compound;
2.4.2    Encapsulate Compound into Bulk Product; or
2.4.3    Blister Bulk Product into Semi-Finished Product;
directly (rather than through a CMO) for supply to the Otsuka Territory unless:
2.4.4    the Cost of Goods for such Manufacturing activity by Aurinia or its Affiliates plus Otsuka’s share of the other costs referred to in Section 9.3.2 in the aggregate;
will be likely to be less than
2.4.5    the Cost of Goods for such Manufacturing activity by CMOs plus Otsuka’s share of the other costs referred to in Section 9.3.1, 9.6 and 9.8 in the aggregate.
2.5    Commitment to Support Manufacture
Otsuka shall cooperate with Aurinia and use Commercially Reasonable Efforts to support the Manufacturing and other activities taken under this Agreement and the CMO Agreements in a timely manner as may be necessary or useful for Aurinia to perform Aurinia’s obligations under the CMO Agreements in respect of the supply of Product to Otsuka under such CMO Agreements, including:
2.5.1    responding Promptly to Aurinia requests;
2.5.2    making and communicating decisions as requested, acting reasonably;

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.5.3    supplying any reasonably requested information, documentation, data or materials in the control of Otsuka;
2.5.4    providing or approving, prior to the procurement of applicable components, all artwork, advertising and information.
2.6    Otsuka Commitment to Package and Manufacture
Otsuka shall, at its cost and expense, Package or have Packaged, and otherwise Manufacture or have Manufactured, Bulk Product and Semi-Finished Product supplied by or on behalf of Aurinia for the Commercialization of Finished Product in the Otsuka Territory.
2.7    Compliance with Applicable Laws
Each Party shall perform, and each will ensure that its Affiliates, licensees and Sublicensees (as applicable), and Representatives, and, Aurinia will manufacture and supply Bulk Product and Semi-Finished Product itself or through the CMO(s) under this Agreement in a good scientific manner, in compliance with all Applicable Laws.
2.8    Quality Agreement
The Parties will agree upon and enter into one or more commercial Quality Agreements containing reasonable and customary terms and conditions regarding quality assurance, quality control and compliance with cGMP.
Article 3 Forecasting
3.1    Forecasts Generally
3.1.1    To enable planning for the Manufacture of Compound, and the subsequent scheduling of the Manufacture of Bulk Product and Semi-Finished Product, the purchase of necessary long lead time Raw Materials (as defined in any applicable CMO Agreement), and for Manufacturing capacity planning purposes, the Parties shall on a regular basis discuss Otsuka’s future demand for Product and Otsuka shall deliver to Aurinia the Long Term Production Forecast and the Rolling Forecasts.
3.1.2    Each Long Term Production Forecast and Rolling Forecast will be delivered [redacted] in advance of each Calendar Quarter, and will breakdown the demand for Product by month and by SKU.
3.1.3    In consultation with Otsuka, Aurinia will incorporate Otsuka’s Rolling Forecasts into Aurinia’s planning process for Compound production consistent with the terms of the Compound Supply Agreements to support the requirements in the Rolling Forecasts and the requirements of Aurinia and Other Aurinia Licensees and for Third Parties for other products containing the Compound (including any potential need to produce a greater amount of Compound (including Lonza Intermediate or Lonza Final Product (as each is defined in the Monoplant Agreement)) and to supply the applicable CMOs in accordance with the applicable CMO Agreements for Encapsulation and Blistering in order to meet, among other things, the requirements in the then-applicable Binding Periods (collectively, the “Compound Production Schedule”). Aurinia will provide to Otsuka those elements of the Compound Production Schedule necessary for Otsuka to be able to evaluate the plan against Otsuka’s requirements in the Rolling Forecasts (including the plan for Manufacturing of Product for Otsuka and information regarding inventories of Compound available to meet Otsuka’s requirements in the Rolling Forecast) for review and comment, which comments Aurinia shall reasonably consider. Aurinia shall instruct the CMOs to manufacture the Compound for Otsuka separately from the Compound for Aurinia or any Other Aurinia Licensees and use Commercially Reasonable Efforts to cause CMOs to distinguish the Compound for Otsuka from the Compound for Aurinia or

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

any Other Aurinia Licensees by the order number, batch number or other equivalent means.
3.1.4    In order for the Parties to take advantage of the forecasting and planning process set out in this Article, and for the Parties to be able to rely on the Rolling Forecasts and Purchase Orders arising therefrom, there are necessary limits on the changes to the forecasting and ordering process. Throughout the planning process, including in respect of changes where the actual demand exceeds what was contemplated in the Rolling Forecasts as changed as permitted hereby, the Parties will cooperate and act in good faith and with a view to the efficient Manufacture of Product for Otsuka, Aurinia and Other Aurinia Licensees and for Third Parties for other products containing the Compound.
3.2    Long Term Production Forecast
Otsuka shall, concurrently with the delivery of each Rolling Forecast referred to in Section 3.3, deliver to Aurinia a written forecast showing Otsuka’s good faith non-binding estimated monthly requirements for Bulk Product and Semi-Finished Product by SKU for a minimum of the following [redacted] (each, a “Long Term Production Forecast”, which forecast will set out Otsuka’s good faith estimate of both the base case and upside forecasts at the time of delivery of the forecast.
3.3    Rolling Forecasts
3.3.1    At least [redacted] prior to the commencement of each Calendar Quarter, Otsuka shall deliver to Aurinia a written rolling forecast specifying Otsuka’s good faith estimated monthly requirements for Bulk Product and Semi-Finished Product by SKU for the following [redacted] (the “Rolling Forecast”) comprised of the following elements:
.1    Calendar Quarters [redacted] (the “[redacted] Forecast”);
.2    Calendar Quarters [redacted] (the “[redacted] Forecast”); and
.3    Calendar Quarters [redacted] (the “[redacted] Forecast”);
3.3.2    Aurinia, on receipt of each Rolling Forecast, will, in consultation with Otsuka, generate an Compound forecast based on the estimated requirements for Bulk Product and Semi-Finished Product set out in such Rolling Forecast.
3.3.3    In the event Aurinia believes it may not be able to meet the requirements of any Rolling Forecast, due to CMO capacity or otherwise, Aurinia shall notify Otsuka within [redacted] of receipt of such Rolling Forecast, and the Parties shall cooperate and agree in good faith appropriate changes to the Rolling Forecast.
3.4    Permitted Changes to the Rolling Forecasts
To enable planning for the Manufacture of Compound, and the subsequent scheduling of the Manufacture of Bulk Product and Semi-Finished Product, the purchase of necessary long lead time Raw Materials (as defined in the applicable CMO Agreement), and for Manufacturing capacity planning purposes, it is the intention of the Parties that the variance in forecasted demand for Bulk Product and Semi-Finished Product by SKU for each four Calendar Quarter period narrows as such period comes closer to being binding on the Parties. To facilitate the narrowing of the variances, except as otherwise agreed between the Parties:
3.4.1    no changes to the Rolling Forecast for Bulk Product or Semi-Finished Product by SKU may be made in respect of Calendar Quarters forming part of the Binding Period for such Bulk Product or Semi-Finished Product;
3.4.2    the Rolling Forecast for Bulk Product or Semi-Finished Product by SKU for a [redacted] Calendar Quarter period may be modified by Otsuka in a subsequent Rolling Forecast to

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

increase or decrease the forecasted demand for each such Product in such subsequent Rolling Forecast by up to:
.1    [redacted] in the aggregate from when such [redacted] Calendar Quarter period becomes the [redacted] Forecast to when such [redacted] Calendar Quarter period becomes the [redacted] Forecast; and
.2    [redacted] in the aggregate from when such [redacted] r Calendar Quarter period becomes the [redacted] Forecast to when such [redacted] Calendar Quarter period becomes the [redacted] Forecast;
3.4.3    no forecast for a Calendar Quarter in the Rolling Forecast may be modified to exceed the availability of Compound or long lead time Raw Materials (as defined in any applicable CMO Agreement) ordered and Manufactured in the ordinary course of business in reliance on Otsuka’s forecasts as contemplated by Section 3.7;
3.4.4    except for the Binding Period, Otsuka may move the forecast for any month in a Calendar Quarter to any other month in the same Calendar Quarter;
3.4.5    a change made pursuant to any one of Section 3.4.1 through 3.4.4 may be made only if such change does not violate the limitation in changes set out in any other Section of Sections 3.4.1 through 3.4.4; and
3.4.6    any change made by Otsuka pursuant to this Section 3.4 will not relieve Otsuka of any payment obligations arising prior to such change, and Otsuka will bear any costs associated with such change.
3.5    Other Proposed Changes
If a forecast or a change to a forecast described in Section 3.4 may impact a production schedule with a CMO, or the actual or anticipated inventories of Product of Otsuka, or the aggregated inventories of Aurinia or any Other Aurinia Licensees for Product and Third Parties for other products containing the Compound, or require the consent of a CMO, the Parties will consult with each other and, on request by Otsuka, Aurinia will use Commercially Reasonable Efforts to arrange for such change with the applicable CMO(s); or the Parties modify such requests or changes, acting reasonably.
3.6    Example
3.7    [redacted] Binding Elements of Forecasts
Aurinia may rely on and Otsuka shall place Purchase Orders in accordance with Article 4 for, the following periods:
3.7.1    in respect of Bulk Product, the next [redacted] of the then-most-current Rolling Forecast; and
3.7.2    in respect of Semi-Finished Product, the next [redacted] of the then-most-current Rolling Forecast; and
3.7.3    in respect of Compound, the next [redacted] of the then-most-current Rolling Forecast; and
3.7.4    in respect of long lead-time Raw Materials (as defined in each CMO Agreement), the entirety of the then-most-current Rolling Forecast;
each, the applicable “Binding Period”.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.8    Allocation of Shortfalls
3.8.1    In the event that Compound, Bulk Product or Semi-Finished Product is in short supply such that Aurinia believes in good faith that it will not be able to fulfill its supply obligations hereunder, Aurinia will provide Prompt written notice to Otsuka thereof and the Parties will Promptly discuss such situation. Provided that Otsuka has not exercised and waives its rights in respect of a Material Failure to Supply in respect of such shortfall, Aurinia will:
.1    use Commercially Reasonable Efforts to remedy the situation giving rise to such shortage; and
.2    allocate to each of Otsuka and Aurinia an amount of
(a)    available Compound, Bulk Product and Semi-Finished Product (if such Compound, Bulk Product and Semi-Finished Product can be used by both Aurinia and Otsuka for their respective territories, even if previously been segregated under this Agreement, or otherwise); and
(b)    capacity for the Manufacture of Compound, Encapsulation of Bulk Product or Blistering of Semi-Finished Product at the applicable CMO(s) so that Otsuka, on the one hand, and Aurinia and Other Aurinia Licensees, on the other hand, receive such product(s) based on the ratio between:
(i)    the quantity of Finished Product produced for Otsuka; and
(ii)    the quantity of Finished Product and Aurinia Domain Product produced for Aurinia and Other Aurinia Licensees;
in each case during the [redacted] preceding the commencement of such period of short supply, provided that each Party shall be entitled to elect, on notice to the other Party, to receive an allocation of a minimum of [redacted] of the quantity of such product(s) available during such period of short supply.
3.8.2    In furtherance of the foregoing allocations, Aurinia shall use Commercially Reasonable Efforts to cause the applicable CMO(s) to produce Product in the validated batch sizes set out in Section 4.2 so as to allocate Product in quantities as near as reasonably practicable to the foregoing allocations.
3.8.3    The Parties shall have no obligation to split any batch of Product between Aurinia and Otsuka.
Article 4 Purchase Orders and Acceptance
4.1    Purchase Orders
4.1.1    On or before the first day of each Calendar Month, to the extent not already the subject of a Purchase Order placed by Otsuka with Aurinia, Otsuka shall place binding, non-cancellable Purchase Orders for the Binding Period for Bulk Product and Semi-Finished Product for each SKU in minimum order quantities as described in Section 4.2 to be Manufactured and the proposed delivery date(s) (each a “Purchase Order”).
4.1.2    Upon receipt of a Purchase Order, Aurinia will submit a corresponding Purchase Order (alone or in combination with other orders) to the applicable CMO and use Commercially Reasonable Efforts to have the applicable CMO accept such Purchase Order. Where Aurinia is obligated to accept terms from the applicable CMO other than as set out in Otsuka’s Purchase Order, or where a CMO and Aurinia are obligated to agree on

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

alternative delivery dates, Otsuka and Aurinia shall consult and cooperate with each other in order to allow Aurinia and such CMO to agree on reasonable alternative delivery date(s).
4.1.3    Provided that a Purchase Order is consistent with the quantities set out in the applicable Binding Period and other terms and conditions of this Agreement, within [redacted] following receipt of a Purchase Order:
.1    in respect of Purchase Orders for Bulk Product, Aurinia may issue a written acknowledgement to Otsuka that it accepts or rejects such Purchase Order with the proposed delivery date(s) or reasonable alternative delivery date(s);
.2    in respect of Purchase Orders for Semi-Finished Product, Aurinia may issue a written acknowledgement to Otsuka that it accepts such Purchase Order with the proposed delivery date(s) or reasonable alternative delivery date(s), in which event the Parties shall Promptly reach mutual agreement on acceptable delivery date(s).
4.1.4    Subject to Section 4.1.5, Aurinia will accept the Purchase Orders on the same terms as such Purchase Orders are accepted by the applicable CMO, after the application of any rights of the CMO to reject, vary, reschedule or condition any such Purchase Orders.
4.1.5    Aurinia may reject Purchase Orders:
.1    for quantities other than the batch sizes set out in Section 4.2; provided that, Aurinia’s option, in the event such a Purchase Order is received, Aurinia shall be permitted to adjust the order size to conform to the corresponding permitted batch size, and Aurinia shall notify Otsuka of any such adjustment in its order acceptance;
.2    if the Purchase Order exceeds in the aggregate (together with other Purchase Orders from Otsuka) the applicable Binding Forecast;
.3    if the Purchase Order contains terms other than the quantities of Bulk Product or Semi-Finished Product and requested delivery date(s) and any terms agreed in this Agreement;
.4    if the Purchased Order otherwise fails to comply with the terms of this Agreement; or
.5    if in the aggregate the binding orders from Aurinia, Otsuka, and Other Aurinia Licensees for Product and Third Parties for other products containing the Compound exceeds the production capacity of the applicable CMO(s).
4.1.6    Notwithstanding the rest of this Section 4.1, on request from Otsuka, Aurinia shall use Commercially Reasonable Efforts to cause the applicable CMO(s) to Manufacture and supply Bulk Product and Semi-Finished Product in quantities in excess of the quantities specified for the Binding Period, subject to Aurinia’s and such CMO’s other supply commitments and Manufacturing and equipment capacity; provided, that Aurinia’s failure to supply Bulk Product and Semi-Finished Product in quantities in excess of the quantities specified for the Binding Period shall not constitute a breach of this Agreement by Aurinia.
4.1.7    If Otsuka fails to place a Purchase Order in accordance with this Section for sufficient Bulk Product and Semi-Finished Product for each SKU to meet the forecasts for same for the Binding Period, Aurinia may issue an invoice to Otsuka for Product which Aurinia has ordered to CMO(s) in accordance with the binding part of the latest rolling forecasts under such Purchase Order setting out the date for payment as if Otsuka had placed the

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Purchase Order, and Otsuka shall pay to Aurinia the Pricing for the Product in accordance with such invoice.
4.2    Purchase Order Sizes
Otsuka may select any validated batch size agreed-to between the Parties and set out in an update to Exhibit 4.2 or multiples thereof as the order size in any Purchase Order.
4.3    Aurinia’s Cancellation of Purchase Orders
Notwithstanding Section 4.1, Aurinia reserves the right to cancel all, or any part of, a Purchase Order upon written notice to Otsuka, and Aurinia shall have no further obligations or liability with respect to such Purchase Order, if Otsuka refuses or fails to provide any support or perform any obligation under this Agreement or the applicable CMO Agreement necessary for the performance of such Purchase Order, including making any payment therefore in accordance with this Agreement and performing Otsuka’s obligations to support Manufacture set out in Section 2.5. Any such cancellation of Purchase Orders shall not constitute a breach of this Agreement by Aurinia nor shall it absolve Otsuka of its obligations in respect of the Binding Period.
4.4    Otsuka’s Modification or Cancellation of Purchase Orders
4.4.1    Otsuka may modify a delivery date to a later date or quantity of Bulk Product to be Packaged into Semi-Finished Product in a Purchase Order only by submitting a written change order to Aurinia at least [redacted] in advance of the original delivery date covered by such change order. Such change order shall be effective and binding against Aurinia only upon the written approval of Aurinia, and notwithstanding the foregoing, Otsuka shall remain responsible for satisfaction of the purchase of Product forecasted for the Binding Period in accordance with the forecasts. In no event shall Aurinia be required to incur any costs or suffer any losses in connection with such change order or its efforts to accommodate such a change. Any such costs or losses incurred by Aurinia shall be paid for by Otsuka within [redacted] of receipt of Aurinia’s invoice for same.
4.4.2    Aurinia will provide written approval of such change order to Otsuka to the extent that the applicable CMO provides written approval of such change order to Aurinia.
4.5    Unplanned Delay or Cancellations
Aurinia shall use Commercially Reasonable Efforts to meet the Purchase Orders, subject to the terms and conditions of this Agreement. Aurinia shall provide Prompt notice to Otsuka if Aurinia determines or receives notice from one or more of its CMOs that any Manufacturing of Compound, Encapsulation or Blistering will be delayed or cancelled for any reason.
4.6    Extended Delays
In respect of the supply of Semi-Finished Product, Aurinia shall provide at least [redacted] notice to Otsuka of any planned shutdowns respecting packaging. In the event that Aurinia is unable to package and deliver Semi-Finished Product ordered by Otsuka, and such inability shall continue or is projected to persist for a period of [redacted], Aurinia shall inform Otsuka of expected duration and keep Otsuka informed on a timely basis of developments during any such period of time.
Article 5 Manufacture
5.1    Timing of Product Delivery
Aurinia agrees to use Commercially Reasonable Efforts to obtain on-time delivery of Product in accordance with the applicable Purchase Orders by its CMOs.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

5.2    Changes to Manufacturing
Subject to Section 8.7, the process for changes to Specifications or the Manufacturing process shall be as set out in the applicable Quality Agreement.
5.3    Recordkeeping
Each Party will use Commercially Reasonable Efforts to cause its CMOs to comply with the applicable CMO Agreements(s) regarding recordkeeping.
5.4    Audit and Inspections
Aurinia will use Commercially Reasonable Efforts to allow representatives of Otsuka (including its Affiliates, designated qualified person and authorized representatives) to participate in Aurinia’s audits, observations and inspections of the applicable CMO(s). Otsuka shall and shall cause its representatives to comply with all requirements of the applicable CMO Agreements(s) regarding such audits, observations and inspections. Otsuka shall indemnify and hold harmless Aurinia and the applicable CMO(s) for any losses resulting from an action, omission or other activity of Otsuka representatives while on CMO premises. Additional details, including relating to findings and responses to critical issues from such inspections or audits, will be discussed by the Parties and set forth in the Quality Agreement(s).
5.5    Inspections by a Governmental Authority
If any Governmental Authority carries out or gives notice to either Party of its intention to carry out any inspection or audit of Aurinia or any of its Affiliates or CMOs or Third Party laboratories in relation to Manufacture or testing of Compound or Product for the Otsuka Territory, the applicable Party shall Promptly notify the other Party thereof and if the notifying Party has the right to have its licensors or licensees as applicable present at any such inspection or audit, the notifying Party shall use Commercially Reasonable Efforts to enforce such right so that the other Party may be present at any such inspection or audit to the extent related to the Manufacture or testing of Compound or Product for the Otsuka Territory. Additional details, including relating to findings and responses to critical issues from such inspections or audits, will be discussed by the Parties and set forth in the Quality Agreement(s).
5.6    Remaining Shelf Life
Aurinia shall use Commercially Reasonable Efforts to manage the timing of Manufacture and inventories with the CMOs and to cause the CMOs to deliver Bulk Product and Semi-Finished Product to maximize shelf life so that, with respect to shelf life, in the aggregate, Otsuka, Aurinia and Other Aurinia Licensees and Third Parties for other products containing the Compound will all receive similar treatment.
5.7    Material Failure to Supply
In the event of a Material Failure to Supply, Otsuka may exercise any or all of the following:
5.7.1    by notice to Aurinia, Otsuka may cancel the portion of any Purchase Orders that are subject to the Material Failure to Supply to the extent not delivered to Otsuka prior to such notice of cancellation;
5.7.2    at Otsuka’s request, such request to be made within [redacted] of the Material Failure to Supply, Aurinia shall use Best Efforts to one or more of the following, as requested by Otsuka:
.1    cause the applicable CMO(s) to supply the applicable Product under the CMO Agreements (including in respect of any New Capital Project where the Parties entered into a written agreement as contemplated by Section 8.5) from the applicable facility(ies) that was the subject of a Material Failure to Supply;

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

.2    if Aurinia has: (i) CMOs with other facilities or capacity not used to supply Product for Otsuka hereunder at the time of such Material Failure to Supply, or (ii) other contract manufacturers for Product who are not supplying Otsuka hereunder at the time of such Material Failure to Supply; cause such other contract manufacturers or CMOs (using such other facilities, capacity or capital assets) to supply the shortfall in Product to Otsuka, including obtaining necessary regulatory approvals for such Product supply, provided that, Aurinia shall have no obligation under this Section 5.7.2.2 in respect of any other contract manufacturers, facilities, capacity or capital assets where such other contract manufacturers, facilities, capacity or capital assets is a New Capital Project in respect of which the Parties failed to enter into a written agreement as contemplated in Section 8.5.1, unless the Parties enter into an agreement in writing respecting such New Capital Project pursuant to which agreement Otsuka will share, Allocated Reasonably or as otherwise agreed between the Parties, an appropriate proportion of the capital investment to procure the New Capital Project;
.3    where necessary, qualify and use other Third Parties to supply the shortfall in Product to Otsuka;
with the costs of such efforts (except as set out in any agreement referred to in 5.7.2.2) to be borne in accordance with Section 8.8;
5.7.3    if Otsuka does not make the request in Section 5.7.2, then on notice to Aurinia, such notice to be given within [redacted] of the Material Failure to Supply, Otsuka may terminate both (and only both) the Collaboration Agreement in its entirety (with the effect as if Otsuka terminated the Collaboration Agreement in its entirety pursuant to Section 14.2 (where Aurinia is the Breaching Party)) and this Agreement.
5.8    Instructions to Dispose and Settle
If a CMO requests in writing from Aurinia direction with respect to the storage or disposal of any inventories of Product, Client-supplied Materials, equipment, samples or other items belonging to Aurinia for the benefit of Otsuka under any CMO Agreement, including Section 18.13 of the Encapsulation Supply Agreement, and Aurinia unable to obtain a response from Otsuka within the period set out in the applicable CMO Agreement after making reasonable efforts to do so, or if Otsuka fails to take any action on behalf of Aurinia that Otsuka is authorized to do by Aurinia in respect of any CMO Agreement, including taking delivery of Product at the time for doing so in accordance with the applicable CMO Agreement, Otsuka shall bear the cost to Aurinia of any action taken by the CMO as permitted under the applicable CMO Agreement.
Article 6 Testing, Samples and Release
6.1    Acceptance/Rejection
The conditions for Acceptance/Rejection may differ by CMO, territory, or between Bulk Product and Semi-Finished Product. The specific conditions for acceptance/rejection and other elements unique to a particular CMO Agreement are set forth in the applicable CMO Agreement. Subject to the terms of the applicable CMO Agreements:
6.1.1    Otsuka may inspect the Bulk Product together with the technical documents specified in the applicable Quality Agreement available from the CMO for Otsuka to assess acceptability of such Bulk Product (and reject it in case of non-conformance in accordance with the terms of the applicable CMO Agreement) within a period that is [redacted] the inspection period that Aurinia has for such Bulk Product in the applicable CMO Agreement. Aurinia shall notify Otsuka when Aurinia has received notice from its CMO that the CMO has released the Bulk Product (following completion of analytical release testing).

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

6.1.2    Otsuka may inspect Semi-Finished Product together with the technical documents specified in the applicable Quality Agreement available from the CMO for Otsuka to assess acceptability of such Semi-Finished Product (and reject it in case of non-conformance in accordance with the terms of the applicable CMO Agreement) within a period that is [redacted] the inspection period that Aurinia has for such Semi-Finished Product in the applicable CMO Agreement after release by the CMO and Aurinia.
6.1.3    If Otsuka first discovers that the Compound contained in any Product that fails to conform with the Specifications therefor, and such failure would not have been readily discoverable from a reasonable testing or review of the Product, as applicable, (collectively, “Latent Defects”), Otsuka shall have the right to reject such Product, provided it notifies Aurinia of the Latent Defect within [redacted] after the discovery of the Latent Defect, but no later than [redacted] after delivery of the Lonza Final Product by Lonza.
6.2    Disputes
Subject to the terms of the applicable CMO Agreements:
6.2.1    In case of disagreement regarding non-conformance and not resolved within [redacted] of the receipt of the deficiency notice at Aurinia and the applicable CMO, a mutually agreed independent third party shall give a final and binding judgment regarding non-conformance and the cause of any nonconformance.
6.2.2    Unless otherwise agreed to by the Parties in writing, the costs associated with such testing and review shall be borne by Aurinia in the case of non-conformance attributable to the negligence or willful misconduct of Aurinia, or by the CMO if so provided in the applicable CMO Agreement, and by Otsuka in all other circumstances. If Otsuka incurs any such costs where the CMO is responsible for same, Aurinia will use Commercially Reasonable Efforts to recover such costs from the CMO.
6.2.3    The dispute process will be consistent with the process set out in the applicable CMO Agreement, including reducing any notice period available so that Aurinia can provide any applicable notices to Otsuka and/or the applicable CMO.
6.3    Remedies for Non-Conformance
Subject to the terms of the applicable CMO Agreements:
6.3.1    In the case of non-conformance attributable to the CMO, Aurinia will use Commercially Reasonable Efforts to cause the applicable CMO(s) to:
.1    in the event of non-conforming Bulk Product, at Otsuka’s option, either replace the Bulk Product at the CMO’s cost using Client-supplied Materials (including Compound) provided at Otsuka’s cost; or credit (for the benefit of Otsuka) any payments made by Aurinia for such non-conforming Bulk Product; and
.2    in the event of non-conforming Semi-Finished Product, replace the Semi-Finished Product at the CMO’s cost using Client-supplied Materials (including Bulk Product) provided at Otsuka’s cost; or credit (for the benefit of Otsuka) any payments made by Aurinia for such non-conforming Semi-Finished Product.
6.3.2    In the case of non-conformance of Product (as specified in the applicable CMO Agreement) attributable to the negligence or willful misconduct of Aurinia (and not attributable to a CMO), Aurinia shall, at Otsuka’s option, either replace the non-conforming Product at Aurinia’s cost (including bearing the cost of any Compound or Bulk Product, as applicable), or credit Otsuka any payments made by Otsuka for such non-conforming Product.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

6.3.3    Notwithstanding anything to the contrary set forth in this Agreement, to the extent a Product is Manufactured by one or more CMO(s), in whole or in part, and such CMO(s) provide(s) an acceptance/rejection process for Product, in whole or in part, Aurinia shall not provide Otsuka any different acceptance/rejection process for such Products Manufactured by a CMO(s) (or any applicable part(s) thereof) other than the warranty(ies) offered by such CMO(s) in the CMO Agreement(s) and subject to the applicable limitations set out therein.
6.4    Limited Remedies
6.4.1    THE PARTIES ACKNOWLEDGE THAT THE FOREGOING OBLIGATIONS OF AURINIA AND THE CMOS ARE AURINIA’S AND OTSUKA’S SOLE AND EXCLUSIVE REMEDIES UNDER THE CMO AGREEMENTS AND THIS AGREEMENT FOR NON-CONFORMING PRODUCT AND IS IN LIEU OF ANY OTHER WARRANTY, EXPRESS OR IMPLIED.
6.4.2    Except as expressly set out in Section 6.3.2, Aurinia shall have no greater liability to Otsuka under this Article 6 than the applicable CMO has to Aurinia pursuant to the applicable CMO Agreement.
Article 7 Delivery
7.1    Delivery
As soon as reasonably possible after delivery of any Product by a CMO, Aurinia shall give Otsuka notice of same and shall deliver such Product FCA the CMO’s Manufacturing site (Incoterms 2020).
7.2    Title
Title to Product passes to Otsuka on delivery by Aurinia. Otsuka shall transport and store the Product. Aurinia shall not be responsible for Product in transit, including any cost of insurance or other transport fees for Product, or any risks associated with transit, customs fees or clearance delays, storage and handling. Otsuka shall be solely responsible for transportation and obtaining all required import licenses available to the Product prior to such import.
7.3    Storage Fees
If Otsuka fails to take delivery of any Product on any scheduled delivery date, and the applicable CMO stores such Product, Otsuka will bear the cost to Aurinia of such storage.
Article 8 Cooperation and Consultation
8.1    Project Managers
8.1.1    Promptly after the Effective Date, Aurinia and Otsuka shall each identify a project manager who will be exclusively responsible for the day-to-day communications between the Parties concerning the Manufacture and supply of Bulk Product and Semi-Finished Product to Otsuka for the Otsuka Territory hereunder (the “Project Manager”).
8.1.2    Aurinia’s Project Manager will be responsible for keeping the Manufacturing and Supply Subcommittee and Otsuka’s Project Manager informed as to the status of the Facility construction and any New Capital Projects agreed to by the Parties as contemplated by Section 8.5.1.
8.1.3    Each Project Manager shall be available on at least once every Calendar Month for consultation (i.e. face-to-face meetings (if required), telephone-conferences and/or videoconferences) at times prearranged by the Parties during the term of this Agreement. Each Party shall appoint a substitute or replacement Project Manager in the absence of its

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

original Project Manager by notifying the other Party in writing of such substitution or replacement.
8.2    Manufacturing and Supply Subcommittee
The Manufacturing and Supply Subcommittee shall hold periodic meetings at least once a month and shall review and discuss matters limited to the Manufacture and supply of Compound, Bulk Product and Semi-Finished Product to Otsuka for the Otsuka Territory, subject to confidentiality obligations to Third Parties and Aurinia’s rights of access to such information from CMOs, including:
8.2.1    manufacturing and supply strategy;
8.2.2    supply performance and Cost of Goods;
8.2.3    the treatment of Otsuka’s supply requirements relative to the aggregate of those of Aurinia [redacted] for other products containing the Compound, where relevant to Sections 3.8 or 5.6;
8.2.4    the capital investments or the amendment, renewal or restatement of the CMO Agreements referred to in Section 8.4;
8.2.5    forecasts of demand for Product including the Rolling Forecast and the Long Term Production Forecast;
8.2.6    production plans for Otsuka Rolling Forecasts and orders and record of production of each CMO;
8.2.7    manufacturing schedule of each CMO for Product for Otsuka;
8.2.8    Manufacturing records of each CMO for supply of Product for the Otsuka Territory as specified in the Quality Agreement(s);
8.2.9    issues on product quality and/or troubles in the process of manufacture or delivery of Product to Otsuka;
8.2.10    trend of Cost of Goods, e.g., contractually relevant pricing indices, prices of raw materials, and/or manufacturing costs for each CMO including the Lonza Monoplant, including, increases or decreases of [redacted] or less over the Cost of Goods in the preceding Calendar Year;
8.2.11    inventory of Product for Otsuka at each CMO;
8.2.12    invoicing & payment status;
8.2.13    allocation of Manufacturing costs;
8.2.14    other related items for manufacturing and supply of Products as agreed to between the Parties, acting reasonably; and
8.2.15    changes to the Manufacturing services requiring notice or agreement of the Parties under Section 5.2.
8.3    Manufacturing Discussions Not Subject to Dispute Resolution
The reviews and discussions pertaining to the Manufacture and supply of Bulk Product and Semi-Finished Product for the Otsuka Territory before the Manufacturing and Supply Subcommittee, the Quality Subcommittee or the JCC or any other subcommittee, including those referred to in Sections 8.2, 8.3, 8.4, 8.5 and 8.6 (except as expressly set out therein), shall not be subject to the decision-making or

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

dispute resolution mechanisms specified in the Collaboration Agreement, and any agreement pertaining to such reviews and discussions shall be based on a written agreement executed by authorized signatories of the Parties.
8.4    Submission of Certain Projects to Manufacturing & Supply Subcommittee
In the event that Aurinia:
8.4.1    is contemplating capital investment to procure equipment or other assets to:
.1    materially expand aggregate manufacturing capacity for any Compound, Encapsulation, or Blistering, as applicable, for product to be delivered to Otsuka);
.2    establish backup and/or alternative manufacturing facilities (for any bulk Compound, Encapsulation, or Blistering, as applicable, for Product to be delivered to Otsuka), or
.3    establish and/or construct of any facilities and/or capital assets needed to support production of any alternative presentations of the (oral) product such as a tablet form to be delivered to Otsuka;
each of the foregoing, a (“New Capital Project”); or
8.4.2    determines that capital investment is required to procure equipment or other capital assets in order to continue to support ongoing product manufacturing for the Otsuka Territory, and/or maintain or obtain regulatory approvals in one or more countries in the Otsuka Territory and if such investment is expected to result in a material increase in costs (more than [redacted] above projected costs to Otsuka absent such investment),
Aurinia shall submit the plan of investment and the applicable CMO Agreement (and any and conditions then available) to the Manufacturing & Supply Subcommittee reasonably in advance, with a good faith estimate of financial investment required and projected impact on production costs and product pricing, and the Parties shall discuss the plan and cost allocation.
8.5    Outcomes in Respect of Certain Submissions
Notwithstanding the submission of any of the foregoing to the Manufacturing & Supply Subcommittee:
8.5.1    With respect to any New Capital Project:
.1    neither party shall have any obligation to the other in respect of any New Capital Project except pursuant to a written agreement executed by an authorized representative of each Party; and
.2    if the Parties fail to enter into such a written agreement with respect to any New Capital Project: Otsuka shall have no obligation to bear any of the costs of such New Capital Project; and Aurinia shall have no obligation to supply Product to Otsuka from the resulting New Capital Project, including any resulting facility(ies) or capacity or to favor the supply of Product to Otsuka over the supply of Product of Aurinia or Other Aurinia Licensees for Product or Third Parties for other products containing the Compound supplied from other facilities.
8.5.2    Any disputes regarding the plan and cost allocation referred to in Section 8.4.2 shall be finally escalated to the JCC if requested by Otsuka; and Aurinia shall consider in good faith such feedback as Otsuka may provide at either the Subcommittee or JCC level;

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

provided that Aurinia shall have the final decision-making authority with respect to Manufacture (excluding Packaging by Otsuka) of Products for the Otsuka Territory.
8.6    New and Amended CMO Agreements
8.6.1    Prior to entering into: (i) any new CMO Agreement; or (ii) any amendment, supplement, renewal or restatement to a CMO Agreement after the Effective Date (each a “New CMO Agreement”), Aurinia shall: consult with Otsuka on the selection of and discussions with prospective CMOs; take Otsuka’s comments into consideration in good faith; and use Commercially Reasonable Efforts to obtain rights to allow Otsuka to participate in Aurinia’s audits under such CMO Agreement. Aurinia retains the exclusive right to negotiate with such prospective CMO and, no Otsuka consent to such CMO Agreement is required where such New CMO Agreement does not have a material impact on the supply of Product to Otsuka under this Agreement. Otsuka will provide any comments on such New CMO Agreements Promptly. If Otsuka does not provide such comments Promptly, Aurinia will not be obligated to take such comments into account.
8.6.2    Aurinia shall use Commercially Reasonable Efforts to amend certain quality related terms of CMO agreements (i.e. latent defect clause and period of time for inspection) as requested by Otsuka, acting reasonably, before the first commercial sale of Product in Japan.
8.7    Parties Bound by Changes to CMO Agreements
Provided that Aurinia complies with Section 8.6 in respect of any New CMO Agreement, Otsuka and Aurinia hereby agree to be bound by the terms of such New CMO Agreement mutatis mutandis as between Aurinia (as supplier) and Otsuka (as customer) and such terms of the New CMO Agreement shall prevail over the terms of this Agreement to the extent of such inconsistency.
8.8    Commercially Reasonable Efforts or Best Efforts to Obtain an Outcome
8.8.1    Throughout this Agreement, where Aurinia has an obligation to use Commercially Reasonable Efforts or Best Efforts to achieve any outcome in respect of or through a CMO, Aurinia shall use Commercially Reasonable Efforts or Best Efforts, as applicable (without a requirement to make additional payment or commence or pursue any litigation or arbitration) and be in close communication with Otsuka regarding the status of such efforts and the success or lack of success thereof.
8.8.2    At Otsuka’s request, as part of such Commercially Reasonable Efforts or Best Efforts, Aurinia will make payments or commence or pursue any litigation or arbitration against the applicable CMO (or in respect of Section 5.7.2 CMO(s), other contract manufacturers or Third Parties), and subject to Section 8.8.3, Otsuka shall bear the costs and expenses (plus an additional [redacted] of such costs and expenses) of such payments, litigation or arbitration.
8.8.3    Notwithstanding Section 8.8.2, in respect of Best Efforts cure a Material Failure to Supply pursuant to Section 5.7.2, if the Material Failure to Supply is attributable to the negligence or willful misconduct of Aurinia (and not attributable to a CMO), then the out-of-pocket costs incurred with such CMO(s), other contract manufacturers or Third Parties referred to in Section 5.7.2 will be borne by Aurinia.
Article 9 Price
9.1    Supply Price
Aurinia shall Manufacture and supply to Otsuka all Bulk Product and Semi-Finished Product in accordance with this Agreement and Quality Agreement(s) at a supply price equal to the Cost of Goods for such Product plus, solely with respect to Product Manufactured by CMOs, a [redacted] markup on the

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Cost of Goods (and, for clarity, there will be no markup on Cost of Goods if Aurinia or its Affiliate Manufactures Product).
9.2    Price Adjustments
9.2.1    If, in any Calendar Year after the Effective Date, the Cost of Goods, whether for Product manufactured by Aurinia or its affiliate or for Product Manufactured by CMOs, will increase or decrease by [redacted] or more over the Cost of Goods in the preceding Calendar Year, Aurinia shall provide Prompt written notice to Otsuka of such increase or decrease, including a reasonably detailed description of the reason for such increase or decrease, and the Parties shall discuss options for addressing such increase or decrease and managing the supply price for Product, as applicable.
9.2.2    However, there shall be no need for such discussion outside the activities of the Manufacturing & Supply Subcommittee, if the magnitude of the change in Cost of Goods would be less than [redacted], ignoring the effect from changes in the volume of units on the per unit cost due to the non-volume related costs, including those referred to in Sections 9.3, 9.4, 9.5, 9.6, 9.7 and 9.8, including the Capital Program Fee and Fixed Facility Fee.
9.3    Other Manufacturing Costs
9.3.1    To the extent Bulk Product or Semi-Finished Product is Manufactured by a CMO and Aurinia is required to pay to such CMO any charges that are directly attributable or allocated to Manufacture of such Bulk Product or Semi-Finished Product, as opposed to any other product, and except as expressly allocated elsewhere in this Agreement, the Parties shall share such charges, to the extent not included in Cost of Goods, Allocated Reasonably:
.1    fixed facility fees and idle plant capacity charges;
.2    start-up or scale-up costs, including the costs of engineering studies, technology transfer, operational validation, and manufacturing trial costs (including process qualification, confirmatory batches and process validation batches);
.3    costs of research and development (including process development, analytical method transfer and validation costs);
.4    capital expenditures for equipment or for constructing, expanding or improving any manufacturing facility, including capital program fees, and costs of validating and qualifying any manufacturing facility;
.5    charges for ancillary services, such as regulatory support and services; and
.6    charges for rejected batch, at risk, excess, obsolete or short-dated inventory.
9.3.2    To the extent Bulk Product or Semi-Finished Product is Manufactured by Aurinia or its Affiliates directly (rather than through a CMO), the Parties shall share the following costs, to the extent directly attributable or allocated to Manufacture of such Bulk Product or Semi-Finished Product, as opposed to any other product, and not included in Cost of Goods, Allocated Reasonably: (1) scale-up and manufacturing trial costs, (2) costs of research and development (including process development and validation costs), (3) capital expenditures for equipment or for constructing, expanding or improving any manufacturing facility, or costs of validating and qualifying any manufacturing facility, and (4) charges for rejected batch, at risk, excess, obsolete or short-dated inventory.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.4    Other Product Costs
9.4.1    At Otsuka’s request and, if applicable, as required by any Regulatory Authority in the Otsuka Territory, or if Aurinia is otherwise required by any Regulatory Authority to conduct any activities to supply Product to Otsuka for the Otsuka Territory or ensure that the Product supplied for the Otsuka Territory can be sold in the Otsuka Territory, for example, validation, stability testing and any other specific testing of Bulk Product and Semi-Finished Product Manufactured and supplied by or on behalf of Aurinia hereunder and under each Supply Agreement, Aurinia shall, through a CMO or Third Party Representative, conduct such activities, and to the extent not included in Cost of Goods, Otsuka will reimburse Aurinia for the actual out-of-pocket costs paid by Aurinia to the CMO for such activities plus a [redacted] markup within [redacted] of receipt from Aurinia of an invoice. Aurinia shall provide Otsuka with agreed supporting documentation and any other supporting documentation reasonably requested by Otsuka, which agreed supporting documentation shall include copies of Third Party contracts (if not previously provided) and invoices reflecting the out-of-pocket costs paid by Aurinia. If such activities are applicable to both the Otsuka Territory and the Aurinia Territory, the foregoing charges shall be Allocated Reasonably.
9.4.2    Otsuka will reimburse Aurinia for the actual out-of-pocket costs paid by Aurinia for storage, quality assurance and quality control activities (if performed by a Third Party), and CMO charges for inspections or audits of a CMO (if the CMO charges separately for inspections or audits), in each case for Product for the Otsuka Territory plus a [redacted] markup within [redacted] of receipt from Aurinia of an invoice. Aurinia shall provide Otsuka with agreed supporting documentation and any other supporting documentation reasonably requested by Otsuka, which agreed supporting documentation shall include copies of Third Party contracts (if not previously provided) and invoices reflecting the out-of-pocket costs paid by Aurinia. If such activities are applicable to both the Otsuka Territory and the Aurinia Territory, the foregoing charges shall be Allocated Reasonably.
9.4.3    In furtherance of the Packaging by Otsuka contemplated in Section 2.6, at Otsuka’s request and expense, to the extent of Aurinia’s legal right to do so, and subject to the terms of any applicable CMO Agreement, Aurinia will use Commercially Reasonable Efforts to provide one or more technology transfer(s) to Otsuka or its designee of information necessary or reasonably useful to support Otsuka’s Packaging activities, including information relating to packaging processes and analytical methods and stability testing of the Products in furtherance of Packaging, and including providing reasonable assistance to Otsuka or its designee in connection therewith upon Otsuka’s request. Otsuka shall bear the out-of-pocket expenses incurred by Aurinia in providing all such assistance, including the reasonable out-of-pocket costs incurred with Aurinia’s CMOs, in each case, plus [redacted]. In the event that Otsuka requests a second or subsequent technology transfer to support Otsuka’s Packaging activities, in addition to bearing the foregoing costs, Aurinia shall have the option of invoicing Otsuka for such assistance at the FTE Rate.
9.4.4    Except as otherwise expressly set out in this Agreement, Otsuka shall pay all payments under this Article 9 within [redacted] of the receipt from Aurinia of an invoice and agreed supporting documentation.
9.4.5    If requested by Otsuka or if reasonably necessary or useful to perform Aurinia’s obligations under this Section or Section 9.4.3, Aurinia incurs travel expenses, Otsuka will reimburse Aurinia for Aurinia’s reasonable travel expenses within [redacted] of receipt from Aurinia of an invoice and agreed supporting documentation. If such activities are applicable to both the Otsuka Territory and the Aurinia Territory, the foregoing charges shall be Allocated Reasonably.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.5    Certain Costs to be Allocated Reasonably
Except as set out in this Article or otherwise expressly agreed between the Parties in a document executed by the authorized signatories of each Party, any Aurinia costs to be shared between the Parties (other than costs to be allocated pursuant to Section 2.8(j) of the Collaboration Agreement), shall be Allocated Reasonably between the Otsuka Territory and the Aurinia Territory (and, if such costs apply to Aurinia Domain Products, between Products and Aurinia Domain Products). For the Capital Program Fee and the Quarterly Fixed Facility Fee under the Monoplant Agreement, such cost sharing and allocation shall be as set out in Sections 9.6 and 9.7.
9.6    Lonza Fixed Fees
For the Capital Program Fee (estimated at [redacted], but based on the actual costs of the Facility) and Quarterly Fixed Facility Fee ([redacted]) (each as defined in the Monoplant Agreement and collectively “Fixed Fees”) under the Monoplant Agreement:
9.6.1    Prior to the Effective Date, Aurinia has paid to Lonza [redacted] ([redacted]) of the Capital Program Fee, and anticipates that the remainder will be paid by Aurinia to Lonza in [redacted] upon Operational Qualification of the Facility. The Capital Program Fee secures the Facility for a term of [redacted], or [redacted] Calendar Quarters.
9.6.2    Upon Operational Qualification of the Facility, Aurinia will commence paying the Quarterly Fixed Fee to Lonza.
9.6.3    Upon Operational Qualification of the Facility, and for the next [redacted] Calendar Quarters, in respect of each Calendar Quarter or pro-rata portion thereof, Aurinia will invoice Otsuka and Otsuka shall pay: Otsuka’s allocation of [redacted] of the Capital Program Fee, allocated as set out in Section 9.7.
9.6.4    Upon Operational Qualification of the Facility, and for the remainder of the term of the Lonza Agreement and any renewal thereof, in respect of each Calendar Quarter or pro-rata portion thereof, Aurinia will invoice Otsuka and Otsuka shall pay: Otsuka’s allocation of the Quarterly Fixed Facility Fee, allocated as set out in Section 9.7.
9.7    Allocation Method for Certain Lonza Costs
9.7.1    The charges referred to in Sections 9.6.3 and 9.6.4 for each Calendar Quarter shall be allocated between Aurinia and Otsuka based on:
.1    if Compound is Manufactured in the Facility in a Calendar Year, the proportion of Compound (including accounting for any Lonza Intermediate) Manufactured in the Facility for the benefit of each Party in the Calendar Year in which such Calendar Quarter occurs; and
.2    if no Compound is Manufactured in the Facility in a Calendar Year, the proportion of Compound (including accounting for any Lonza Intermediate) Manufactured in the Facility for the benefit of each Party in the [redacted] Calendar Years following the Calendar Year in which no Compound is Manufactured in the Facility.
9.7.2    In advance in respect of each Calendar Year, the Parties shall share information from the applicable Rolling Forecast and Compound Production Schedule (and the Long Term Production Forecast, as appropriate) necessary for the Parties to forecast the proportion of Compound to be Manufactured in the Facility for the benefit of each Party:
.1    in such Calendar Year;

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

.2    (or, if the Parties anticipate that no Compound will be Manufactured in the Facility in such Calendar Year, in the five Calendar Years following such Calendar Year;
and shall discuss the allocation of Fixed Fees for such Calendar Year in the meetings of the Manufacturing and Supply Subcommittee referred to in Section 8.2.
9.7.3    The Parties shall agree, acting reasonably, to the initial allocation of Fixed Fees for the purposes of the payments in Section 9.6.3 and 9.6.4.
9.7.4    If Compound was Manufactured in the Facility in a Calendar Year, at the end of January following such Calendar Year, the Parties shall reconcile such initial allocation and charges for the Fixed Fees for such Calendar Year based on the difference between the anticipated proportion of Compound Manufactured for the benefit of each Party in the Facility in such Calendar Year and the actual proportion of Compound Manufactured for the benefit of each Party in the Facility in such Calendar Year.
9.7.5    If no Compound was Manufactured in the Facility in a Calendar Year, at the end of January following each of the [redacted] and [redacted] Calendar Years following the Calendar Year in which no Compound is Manufactured in the Facility, the Parties shall reconcile such initial allocation and charges for the Fixed Fees for such Calendar Year based on the difference between: (i) the anticipated proportion of Compound Manufactured for the benefit of each Party in the Facility over the period commencing at the end Calendar Year in which no Compound is Manufactured in the Facility until the date of reconciliation; and (ii) the actual proportion of Compound Manufactured for the benefit of each Party in the Facility in such period; and, at the [redacted] reconciliation, taking into account any payments made arising from the three year reconciliation.
9.7.6    If a Party has overpaid its allocation of Fixed Fees for a particular Calendar Year, such overpayment shall be credited against Fixed Fee payments for the Calendar Year following the reconciliation, or, if there will be no further Fixed Fee payments allocated to such Party, the overpaying Party may invoice the other Party for the overpayment, and the other Party shall pay such overpayment within [redacted] of receipt of such invoice.
9.8    Pass Through of Other Manufacturing Costs
Other charges incurred under the CMO Agreements (e.g., costs billed under the separate scope(s) of work by Lonza or maintenance and storage fees from Catalent) will be allocated by the Parties, acting reasonably, based on the proportion of Compound and/or Bulk Product or Semi-Finished Product, as applicable, for the benefit of each Party incurring such charges. If requested by either Party, the Parties will estimate such allocation and share the costs based on the estimate, with such allocation to be reconciled after the fact.
9.9    US GAAP
All of the foregoing shall be determined in accordance with U.S. Generally Accepted Accounting Principles consistently applied in Aurinia financial statements.
Article 10 Payment Terms
10.1    Payment Timing
Notwithstanding anything else in this Agreement, the Parties will act reasonably to ensure that the payments by Aurinia to CMOs under this Agreement will be structured so that Aurinia will not be out of pocket with respect to orders for the supply of Compound or Product or other payments made for the benefit of or on behalf of Otsuka under each applicable CMO Agreement.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

10.2    Payment Terms for Existing Compound
For Compound for which Aurinia has existing supply of bulk Compound on hand as of the Effective Date:
10.2.1    Aurinia will invoice Otsuka for [redacted] of the Cost of Goods incurred by Aurinia for the Compound (plus the [redacted] markup) for the Binding Period, at the time of receipt of such forecast (to the extent any such Compound has not already been invoiced and paid for by Otsuka in prior periods). Such invoice shall be payable by Otsuka within [redacted] of receipt of same.
10.2.2    Aurinia will invoice Otsuka for the balance of the Cost of Goods incurred by Aurinia for such Compound (plus the [redacted] markup) upon commencement of Encapsulation of such Compound. Such invoice shall be payable by Otsuka within [redacted] of receipt of same.
10.3    Payment Terms for New Compound
For Compound for which Aurinia does not or may not have sufficient bulk Compound inventory on hand as of the Effective Date to supply such order:
10.3.1    Aurinia will invoice Otsuka for [redacted] of the Lonza production fee (plus the [redacted] markup) for Compound for the Binding Period (to the extent any such production fee has not already been invoiced and paid for by Otsuka in prior periods). Such invoice shall be payable by Otsuka no later than [redacted] prior to the commencement date of production of such Compound. Aurinia will invoice Otsuka for the balance of the Cost of Goods (plus the [redacted] markup) incurred by Aurinia for such Compound upon release by Lonza. Such invoice shall be payable by Otsuka within [redacted] of receipt of same.
10.3.2    If the bulk Compound production plan provides that any Compound be satisfied by the Manufacture of Lonza Intermediate, Aurinia will invoice Otsuka for [redacted] of the Lonza production fee (plus the [redacted] markup) for such Lonza Intermediate. Such invoice shall be payable by Otsuka no later than [redacted] prior to the commencement date of production of such Lonza Intermediate. Aurinia will invoice Otsuka for the balance of the Cost of Goods (plus the [redacted] markup) incurred by Aurinia for Lonza Intermediate upon release by Lonza. Such invoice shall be payable by Otsuka within [redacted] of receipt of same.
10.3.3    If the bulk Compound production plan provides that any Otsuka demand for Compound be satisfied by the Manufacture of Compound from Lonza Intermediate, Aurinia will invoice Otsuka the Cost of Goods (plus the [redacted] markup) for Stage 3 Intermediate conversion to Lonza Final Product upon release by Lonza of the Lonza Final Product. Such invoice shall be payable by Otsuka within [redacted] of receipt of same.
10.4    Payment Terms for Bulk Product and Semi-Finished Product
10.4.1    Aurinia will invoice Otsuka for the Cost of Goods incurred by Aurinia for the Encapsulation run upon delivery of the Bulk Product. Such invoice shall be payable by Otsuka within [redacted] of receipt of same;
10.4.2    Aurinia will invoice Otsuka for the Cost of Goods incurred by Aurinia for the Blistering run upon delivery of the Semi-Finished Product. Such invoice shall be payable by Otsuka within [redacted] of receipt of same.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

10.5    Exchange Rate; Manner and Place of Payment
All payments hereunder shall be payable in U.S. Dollars and all references to Dollars and “$” herein shall refer to U.S. Dollars. When Aurinia converts any payment made by Aurinia (all or part of which may be passed through to Otsuka pursuant to the terms of this Agreement) from any currency other than U.S. Dollars, the conversion shall be calculated as of the day the payment is made by Aurinia using a standard conversion method consistent with GAAP using a widely accepted source of published exchange such as published by OANDA.com or any substitute agreed-to between the Parties. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Aurinia, unless otherwise specified in writing by Aurinia.
Article 11 Representations and Warranties
11.1    Aurinia Representations and Warranties
Aurinia represents and warrants to Otsuka that, to Aurinia’s Knowledge, except with respect to special batch circumstances mutually agreed to by the Parties, the manufacture of Product shall be performed in accordance with cGMP and the applicable CMO quality agreement(s) and will meet the Specifications in compliance with all Applicable Laws at the date of delivery.
11.2    Pass-Through
Notwithstanding anything to the contrary set forth in this Agreement, to the extent a Product is Manufactured by one or more CMO(s), in whole or in part, and such CMO(s) provide(s) a warranty on the Product, in whole or in part, Aurinia shall not provide Otsuka any warranty on any such Products Manufactured by a CMO(s) (or any applicable part(s) thereof) other than the warranty(ies) offered by such CMO(s) in the CMO Agreement(s) and subject to the applicable limitations and warranties by Otsuka set out therein.
11.3    Otsuka Representations and Warranties
Otsuka represents and warrants to Aurinia that the artwork and labeling supplied by Otsuka shall have been produced in accordance with and not violate Applicable Laws or infringe the rights of any Third Party and shall comply with all applicable specifications.
11.4    Limited Warranties
THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS Article 11 ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER UNDER THIS AGREEMENT, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.
Article 12 Limitations of Liability
12.1    No Additional Risk
If a Product is Manufactured by one or more CMO(s), in whole or in part, it is the intention of the Parties that, given the limited return to Aurinia for undertaking its supply and other obligations hereunder, Aurinia not take on any greater risk under this Agreement than the CMOs take on under the applicable CMO Agreements. For clarity, the forgoing does not relieve Aurinia of liability to Otsuka attributable to the negligence or willful misconduct of Aurinia (and not attributable to a CMO), but limits the liability and remedies of Otsuka hereunder in the same manner as the liability and remedies of Aurinia (as customer) are limited in the applicable CMO Agreements.

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

12.2    Pass Through of Liabilities and Remedies
12.2.1    Notwithstanding anything to the contrary set forth in this Agreement, if a Product is Manufactured by one or more CMO(s), in whole or in part, to the extent that the performance or failure to perform of any CMO under the applicable CMO Agreement gives rise to liability on the part of Aurinia to Otsuka hereunder, Aurinia’s liability to Otsuka and Otsuka’s remedies against Aurinia shall be limited to the same liability and remedies that Aurinia may avail itself of and recovers from such CMO. Aurinia shall use Commercially Reasonable Efforts to recover such liabilities or obtain such remedies and pass same through to Otsuka. For clarity, the forgoing does not relieve Aurinia of liability to Otsuka attributable to the negligence or willful misconduct of Aurinia (and not attributable to a CMO), but limits the liability and remedies of Otsuka hereunder in the same manner as the liability and remedies of Aurinia (as customer) are limited in the applicable CMO Agreements.
12.2.2    Without limiting the generality of the foregoing:
.1    any limits to liability set out in the applicable CMO Agreement shall apply to Aurinia’s liability hereunder and constitute part of this Agreement for the benefit of Aurinia as if set forth herein.
.2    where a CMO owes an obligation to Aurinia under a CMO Agreement, and Aurinia owes a similar obligation to Otsuka hereunder, or visa-versa, in the event of any conflict between this Agreement and a CMO Agreement, the terms of the CMO Agreement shall apply mutatis mutandis as between Aurinia (as supplier) and Otsuka (as customer) and such terms of the CMO Agreement shall prevail to the extent of such inconsistency.
Article 13 Term and Termination
13.1    Term
This Agreement shall commence on the Effective Date and shall continue in full force and effect, unless otherwise terminated pursuant to this Article 13, until the expiry or earlier termination of the Collaboration Agreement (the “Term”).
13.2    Termination by Otsuka
Otsuka may, at its option, immediately terminate this Agreement by giving notice to Aurinia if there is any Material Failure to Supply and Otsuka elects to terminate both this Agreement and the Collaboration Agreement in accordance with Section 5.7.3.
13.3    Termination by Aurinia
Upon transfer of Manufacturing to Otsuka in accordance with Section 7.7 of the Collaboration Agreement, Aurinia may, at its option, immediately terminate this Agreement by giving notice to Otsuka.
Article 14 Effects of Termination
14.1    Consequences in any Event
In addition to Otsuka’s obligations in respect of any liability that accrued hereunder prior to the effective date of expiration or termination in accordance with Section 14.3.3, Otsuka shall remain liable for its allocation of any costs for activities or commitments made by Aurinia pursuant to this Agreement and any related Quality Agreement(s) prior to the effective date of termination of this Agreement and Otsuka’s allocation of costs referred to in Section 9.3 (including the Capital Program Fee and any Quarterly Fixed Facility Fees, such fees shall be calculated after the effective date of expiration or termination of this Agreement on a per diem basis until the completion of the foregoing activities and discharge of the

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

forgoing commitments), excluding charges for ancillary services arising after the effective date of termination and referred to in Section 9.3.1.5 and charges for rejected batch, at risk, excess, obsolete or short-dated inventory arising after the effective date of termination and referred to in Section 9.3.1.6.
14.2    Consequences on Early Termination of Collaboration Agreement
In the event of any early termination of the Collaboration Agreement, the consequences of termination set out in Section 14.6 of the Collaboration Agreement shall apply and, subject to the supply of Product for Otsuka’s Transition Activities contemplated under the Collaboration Agreement:
14.2.1    at Aurinia’s option: Aurinia may on notice to Otsuka terminate Aurinia’s obligation to deliver Product under any Purchase Order issued prior to the effective date of termination of this Agreement and reject any Purchase Orders issued thereafter; and Aurinia may cause Otsuka to transfer and assign any agreement of Otsuka for the Packaging of Product contemplated by Section 2.6 to Aurinia or its designee as if such agreement were listed in Section 14.6(g) of the Collaboration Agreement; and
14.2.2    if the termination of the Collaboration Agreement is only with respect to a particular Terminated Country(ies), Aurinia shall have the option on notice to Otsuka to make a reasonable adjustment to the Rolling Forecast and Purchase Orders outstanding and made thereafter in accordance with this Agreement to reflect the reduction in Otsuka’s demand for Product to reflect the deletion of the Terminated Country(ies) from the Otsuka Territory.
14.3    Survival; Accrued Rights
The obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement:
14.3.1    from this Agreement:
.1    Article 1 (Interpretation) (to the extent applicable to other surviving provisions), and Article 14 (Effects of Termination);
.2    to the extent applicable to other surviving provisions, including the surviving purchase, supply and payment obligations set out in Section 14.2, Section 2.6 (Otsuka Commitment to Package), Article 4 (Purchase Orders and Acceptance), Article 5 (Manufacture), Article 6 (Testing, Samples and Release) Article 7 (Delivery), Article 10 (Payment Terms);
.3    if the Collaboration Agreement survives termination of this Agreement: Section 2.6 (Otsuka Commitment to Package);
14.3.2    from the Collaboration Agreement and incorporated herein pursuant to Section 1.5: Article 9 (Payment, Records and Audit) (to the extent applicable to a payment that accrued prior to expiration or termination or to a payment obligation that survives the expiration or termination in accordance with the terms of this Agreement), Section 11.5 (Disclaimer), Article 12 (Indemnification), Article 13 (Confidentiality), Section 14.7 (Confidential Information), Article 15 (Dispute Resolution), and Article 16 (General); and
14.3.3    in any event, expiration or termination of this Agreement will not relieve the Parties of any liability that accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement, nor prejudice either Party’s right to obtain performance of any obligation that accrued hereunder prior to the effective date of such expiration or termination (including the

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

rights to receive reimbursement for costs incurred prior to the effective date of such termination and payments accrued or due prior to the effective date of such termination).
Article 15 Dispute Resolution
15.1    Incorporation of Dispute Resolution Terms
Pursuant to Section 1.5, the terms of the Collaboration Agreement relating to Article 15 (Dispute Resolution), constitute part of this Agreement as if set forth herein.
15.2    Disputes involving the Parties and CMO(s)
Notwithstanding anything else in this Agreement, in the event that Otsuka and Aurinia are engaged in the process set out for resolution of any Disputed Matter and Aurinia and a CMO(s) are engaged in substantially the same dispute, the Parties will cooperate and act reasonably and seek the cooperation of such CMO(s) so that such disputes can be heard together relying in the same information, evidence, arbitral or other bodies, all with a view to ensuring that the disputes are resolved on the same terms.
15.3    Exclusions from Dispute Resolution
Article 15, Dispute Resolution, of the Collaboration Agreement excludes pursuant to Section 3.4(b)(i) Manufacture (excluding Packaging by Otsuka) of Products for the Otsuka Territory, provided that Aurinia’s final decision-making authority with respect to any such Manufacturing decision shall be subject to and limited by the terms of this Agreement and the Quality Agreement(s). Except as expressly set out in this Agreement, nothing in this Agreement limits Aurinia’s final decision-making authority with respect to any Manufacturing decision.
15.4    Tolling
For clarity, except as otherwise set out herein, during the pendency of the process set out for resolution of any Disputed Matter, the applicable cure period will be tolled, all the terms of this Agreement will remain in effect, and the Parties will continue to perform all of their respective obligations hereunder.
[Signature page follows]

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Aurinia Pharmaceuticals Inc. By: _/s/ Stephen Robertson_________________ Name: Stephen Robertson Title: Executive Vice President, General Counsel, Corporate Secretary & Chief Compliance Officer	Otsuka Pharmaceutical Co., Ltd. By:_/s/ Kiyoshi Taniguchi_______________ Name: Kiyoshi Taniguchi Title: Executive Director(Board Member) Production, Supply Chain & CMC

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 1.4.35: Specifications as of the Effective Date

EU:     proposed in the MAA filing, and subject to final EC approval of LUPKYNIS
Japan:     to be determined, and submitted as part of JNDA filing
UK (GB):     based on proposed EU specifications – to be approved by MHRA
Switzerland:     based on proposed EU specifications – to be approved by Swiss Medic

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 4.2: Validated Batch Sizes

EU:     [redacted] capsule scale submitted in MAA, and subject to final EC approval of LUPKYNIS. Submission planned post-approval to include [redacted] capsule scale
Japan:     to be determined, and submitted as part of JNDA filing
UK (GB):     based on proposed EU batch size – to be approved by MHRA. Submission planned post-approval to include [redacted] capsule scale
Switzerland:     based on proposed EU batch size – to be approved by Swiss Medic. Submission planned post-approval to include [redacted] capsule scale

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.